EXHIBIT 99.1

The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

Genlyte Completes Acquisition of 32% Minority Interest in
Genlyte Thomas Group LLC from Thomas Industries.

Contact:   William G. Ferko, CFO

(502) 420-9502

LOUISVILLE, KY, August 2, 2004 – The Genlyte Group Incorporated (NASDAQ: GLYT) today announced that it has completed the acquisition of the 32% minority interest owned by Thomas Industries Inc. (NYSE: TII) in Genlyte Thomas Group LLC (GTG).

Genlyte acquired Thomas Industries’ 32% interest in GTG for a cash price of approximately $400 million. The transaction was structured as an asset purchase of various interests owned by Thomas Industries and certain of its subsidiary entities.

As previously announced, the transaction was funded through a combination of cash balances and new debt facilities.

The Genlyte Group Incorporated is a leading manufacturer of lighting fixtures, controls and related products for the commercial, industrial and residential markets. Genlyte sells products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Genlyte Thomas, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite and Wide-Lite in the United States and Canlyte and Thomas in Canada.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of the Company to meet new business sales goals, customer acceptance of new product offerings, increases in commodity energy and freight costs, slowing of the overall economy, weakness in the commercial, residential and industrial construction markets, increases in interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, and the timing and magnitude of capital expenditures, as well as other risks discussed in the company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.